Exhibit 23.4

CONSENT

International Council of Shopping Centers Inc. hereby consents to the use by Phillips Edison – ARC Shopping Center REIT Inc. in its Registration Statement on Form S-11, as amended, of the statements and data provided in the Registration Statement as highlighted in yellow and attributed to International Council of Shopping Centers Inc. as attached hereto as Exhibit A.

International Council of Shopping Centers Inc. 1221 Avenue of the Americas, 41st Floor New York, NY 10020

By:	/s/ Michael P. Niemira
Name: Michael P. Niemira Title: Staff Vice President, Director of Research and Chief Economist

March 12, 2010